Exhibit (23)(a)
Consent of Independent Registered Public Accounting Firm
Board of Directors
Wachovia Corporation
     We consent to the use of our reports dated February 24, 2006, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in the Wachovia Corporation 2005 Annual Report and incorporated by reference in Wachovia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference in this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 No. 333-129196 of Wachovia Corporation, and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Charlotte, North Carolina
March 8, 2006

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